Exhibit 4.34

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Singapore White Group Pte. Ltd.

and

Puyi Inc. (Nasdaq:PUYI)

（To be Renamed as Huapu Inc. Nasdaq:HPH）

Fanhua Inc. (Nasdaq:FANH)

Formal Framework Agreement

The parties to this Framework Cooperation Agreement, or the Agreement, are:

Party A: Singapore White Group Pte. Ltd.

Legal Representative: PEH CHIN HUA

Registered Address: 18 Howard Road, Novelty BizCentre #06-06, Singapore 369585

Passport No. Of the Legal Representative: [*]

ID No. Of the Legal Representative: [*]

Party B 1: Fanhua Inc. (Nasdaq: FANH)

Ultimate Beneficial Owner: Hu Yinan

Business Address in China: 60/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China

Registered Address: PO Box 309 Ugland House Grand, Ky1-1104, Cayman Islands

Passport No. of Ultimate Beneficial Owner Hu Yinan: [*]

ID No. of Ultimate Beneficial Owner Hu Yinan: [*]

Address of Ultimate Beneficial Owner Hu Yinan: [*]

Party B 2：Puyi Inc (Nasdaq: PUYI) (To be renamed as Huapu Inc. under ticker symbol of HPH）

Ultimate Beneficial Owner: Hu Yinan

Business Address in China: 60/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China

Registered Address: PO Box 715, Grand Cayman Ky1-1107, Cayman Islands

Passport No. of Ultimate Beneficial Owner Hu Yinan: [*]

ID No. of Ultimate Beneficial Owner Hu Yinan: [*]

Address of Ultimate Beneficial Owner Hu Yinan: [*]

(Mr. Hu Yinan is the ultimate beneficial owner of Fanhua Inc. (Nasdaq: FANH), Puyi Inc (Nasdaq: PUYI), two publicly-listed companies in the Unite States. As Part B1 and Party B2 to this Agreement have the same ultimate beneficial owner, Party B1 and Party B2 are herein collectively referred to as Party B.)

The terms of this formal framework agreement are as follows:

Whereas:

1. Party A, as an enterprise investment group legally established in the Republic of Singapore, possesses extensive experience in marketing and market operations in international markets. Party A has also led investment projects in multiple cities in China and enjoys a wide and high social reputation.

2. Party B consists of Fanhua Inc. (Nasdaq: FANH) and Puyi Inc (Nasdaq: PUYI) (to be renamed as Huapu Inc. under the ticker symbol of HPH), two well-known publicly listed renowned comprehensive third-party financial services groups in China registered in the Cayman Islands, operating offices in Guangzhou, Guangdong Province, China, and listed on the NASDAQ in the United States, which respectively specializes in life insurance and family wealth advisory services.

Party A and Party B, or the Parties, through multiple communications, have reached this formal framework agreement in a spirit of sincerity, legality, and gratitude. Both parties strictly abide by the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore in conducting legal business activities. They also strictly adhere to the corporate governance laws and regulations of listed companies in the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore, as well as the Corporate Governance Acts of US-listed companies, and undertake to fulfill their respective legal responsibilities.

The Parties, based on the principles of equality, voluntariness, honesty, trustworthiness, and lawful operation, have reached the following formal framework agreement:

Section 1

After friendly communication, the Parties have reached the Agreement, pursuant to which Party A Singapore White Group Pte. Ltd., or White Group, intends to subscribe for new shares of Puyi Inc., or Puyi (to be renamed as Huapu Inc. under the ticker symbol of HPH) for $500 million, representing equity interests of 51% after the transaction. Puyi currently holds 50.07% of the equity interests of Fanhua Inc., or Fanhua. Party A intends to invest an additional $500 million in Fanhua so as to increase its equity interests in Fanhua to over 51%.

Section 2

The Parties agree that the board of directors (the “Board”) of each of the NASDAQ-listed companies shall consist of 11 members. Peh Chin Hua will serve as Chairman of the Board, and Party A White Group will be entitled to recommend 5 more directors in addition to Mr. Peh (a total of 6 directors). Party B will be entitled to appoint 5 directors, to be recommended by the Ultimate Beneficial Owner Mr. Hu Yinan who will serve as Vice Chairman of the Board and CEO. All directors shall act in concert.

Section 3

The Parties agree that in order to better promote the cooperation between the two Parties, Party B commits to completing the relevant approval process and signing the investment agreement by both Parties within 30 days, and timely disclosure according to the disclosure rules for NASDAQ-listed companies.

Section 4

The representatives of Party A Mr. Peh Chin Hua and Party B Mr. Hu Yinan agree that both Parties shall act in concert in significant company events, including but not limited to significant projects involving equity ownership and investment. Asset management businesses will be led by White Group and executed with the consent of Mr. Hu Yinan; while the global development of insurance businesses will be led by Fanhua and executed with the consent of White Group.

Section 5

Legitimate overseas investment funds introduced by Party A will invest in Party B in the form of equity investment without the need for personal and corporate guarantees. Party A and the legitimately introduced overseas investment funds will charge a certain percentage of the financing amount as Corporate Business Management Consultant Fee in accordance with internationally accepted common practice. Upon receipt of the financing proceeds, Party B will pay the Corporate Business Management Consultant Fee to Party A in lump sum. The Corporate Business Management Consultant Fee shall be equal to 5% of the total financing amount when the financing amount reaches $300 million, or 7% when the financing amount reaches $500 million, and 9% when the financing amount reaches $1 billion. Party A, at its option, can pay in cash or by issuing new shares of the companies.

Section 6

The Parties agree to establish a subsidiary in the United States, Hong Kong, or Singapore with part of the funds introduced by Party A, which will acquire high-quality projects or assets recommended by White Group.

Section 7

The Parties agree to establish offices in the United States, Singapore, and Hong Kong.

Section 8

Party B must ensure that its listed companies (including its subsidiaries) do not engage in illegal activities that are expressly prohibited by the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore (including gambling, counterfeit currency trafficking, drug trafficking, arms trafficking, illegal smuggling, pornography industry, money laundering, etc.) If Party B violates the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore, Party B bears full responsibility (including civil and criminal liability), which is unrelated to Party A. Additionally, Party B is responsible for any economic and reputational losses caused to Party A.

Section 9 Dispute Resolution

After signing this formal framework agreement, both parties shall strictly abide by and perform the obligations under the Agreement. In case of any violation of the terms and conditions under the Agreement by any party, both parties shall conduct friendly consultations in writing, and make a reasonable and legal solution under the principles of not harming the legitimate interests of all shareholders of both listed companies and not violating the Corporate Governance Acts of the NASDAQ stock exchange. If a dispute arises, and if the dispute is under the jurisdiction of a court in the United States, the Chinese version of the agreement signed by both parties shall be the primary language, with English as the secondary language. Both Chinese and English versions shall have equal legal effect. If the jurisdiction of the court is in Singapore, the English version of the Agreement translated by the Singapore court from the Chinese version signed by both parties shall prevail.

Section 10 Confidentiality

As the cooperation between the Parties involves confidential information of listed companies, both parties must maintain strict confidence and secrecy in respect of this Agreement and contents of this Agreement. Similarly, any commercial secrets of the other party obtained through work contacts and other sources must also be kept absolutely confidential to avoid causing any fluctuations in the stock prices of each of the parties and violations of the Corporate Governance Acts of listed companies.

Section 11 Applicable Law

The establishment, effectiveness, interpretation, performance, and resolution of disputes of this Agreement are governed by the Corporate Governance Acts of the United States of America, and the laws and regulations of the People’s Republic of China (including Hong Kong, China) and the Republic of Singapore. If the projects of the Parties are in other countries, the laws and regulations of the other countries and the United States of America and the Republic of Singapore shall prevail. the Agreement is primarily in Chinese, with English as a secondary language. Both parties may request a translator appointed by the Singapore court to translate the Agreement into English.

Section 12 Agreement Certification and Filing

As Nasdaq-listed companies under the ticker symbols of PUYI (to be renamed as HPH) and FANH, Party B shall disclose timely according to relevant listing rules.

Section 13 Other Agreements

This Agreement shall come into effect after being signed and sealed by the legal representatives of both parties. This Agreement is made in six originals, with each party holding three copies, all of which have equal legal effect. For matters not covered herein in this Agreement by both parties, both parties may negotiate amicably and enter into separate supplementary agreement in writing. The written supplementary agreement signed by both parties shall have the same legal effect.

<No Text Below>

<Signature Page Below>

Party A: Singapore White Group Pte. Ltd. (Chop)

Legal Representative: Peh Chin Hua
/s/ Peh Chin Hua
Date: February 2, 2024

Party B 1: Fanhua Inc. (Nasdaq:FANH) (Chop)
Ultimate Beneficial Owner: Hu Yinan
/s/ Hu Yinan

Party B 2: Puyi Inc (Nasdaq: PUYI) (To be renamed as HPH) (Chop)
Ultimate Beneficial Owner: Hu Yinan
/s/ Hu Yinan
Date: February 2, 2024